Exhibit 10.1 Executive Agreement with CEO

CMG HOLDINGS, INC.
EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is made between CMG Holdings, Inc. , a Nevada corporation (the “Company”) located at 5601 Biscayne Blvd, Miami Florida 33137, and Alan Morell, (the “Executive”) (collectively sometimes referred to as the “Parties” and individually sometimes referred to as “Each Party”). Unless other indicated, all references to Sections are to Sections in this Agreement. This Agreement is effective as of the “Effective Date” set forth in Section 14 below.

WITNESSETH:

WHEREAS, the Company desires to obtain the services of Executive, and Executive desires to be employed by the Company upon the terms and conditions hereinafter set forth;

NOW THEREFORE, in consideration of the premises, the agreements herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as of the date hereof as follows:

1.	Employment.

The Company hereby agrees to employ the Executive, and Executive hereby agrees to serve the Company, as Chairman and Chief Executive Officer of the Company (‘Period of Employment”), and Director of the Company for a period of seventy-two (72) months beginning on the Effective Date, January 1, 2010.  This Agreement is automatically renewable for successive on-year term. Executive or the Company shall provide the other with written notice of non-renewal at least thirty (30) days, but not more than sixty (60) days, before the end of the period of Employment.

2.	Scope of Employment:

(a)
During the Employment, Executive will serve as Chairman and Chief Executive Officer of the Company. In that connection, Executive will (i) devote his time, full time attention and energies to the business of the Company and will diligently and to the best of his ability perform all duties incident to his employment hereunder; (ii) use his best efforts to promote the interest and goodwill of the Company; and (iii) perform such other duties commensurate with his office as the Board of Directors of Company may from time to time assign to his.

(b)
Section 2 (a) shall not be construed as preventing from Executive from (i) serving on corporate, civic or charitable board or committees or (ii) making investments in other businesses or enterprises; provided that in not event hall any such service, business activity or investment require the provision of substantial services by Executive to the operations or the affairs of such businesses or enterprises such that hereunder; and subject to Section 6 or (iii) giving Executive the ability to consult with and assist other companies and individuals so as not to be adverse or compete with the Company. . Not withstanding the above, nothing contained here end shall prohibit Executive from (a) writing or marketing a book or other publication, chronicling his life or past achievements (b) speaking or lecturing in the public forum for a fee, (c) acting as producer or executive produce of a film, television program, or the like so as long as the interests of said clients do not conflict with those of the Company.

3.	Compensation and Benefits During Employment.

During the Employment, the Company shall provide compensation to Executive as follows:

(a)
The Company shall pay Executive base compensation of $400,000. The Company shall be responsible for withholding for all taxes to the Internal Revenue Service as well as any and all other taxes payable in the United States including taxes payable to any state or local jurisdiction.

(b)	The Company shall reimburse Executive for business expenses incurred by Executive in connection with Employment in acccordinance with the Company’s then-current policies.

(c)	Executive will be entitled to participate in any health insurance or other employee benefit plan which the Company may adopt in the future.
(d)
Executive will be entitled to thirty (30) days paid time off (PTO) per year. PTO days shall begin on 1st of January for each successive year. Unused PTO days shall expire on December 31 of each year and shall not roll-over into the next year. Other than the use of PTO days of illness or personal emergencies, PTO days must be pre-approved by Company.

(e)	Executive will be entitled to participate in any incentive program or discretionary bonus program of the Company which may be implemented in the future by the Board of Directors.
(f)	Executive will be entitled to participate in any stock option plan of the Company which may be approved in the future by the Board of Directors.

(g)
The Company hereby agrees to maintain a directors and officer’s insurance policy of at leas $1,000,000 coverage in full force and effect during Executive’s period of Employment including renewals of this Agreement, and for a period no less than two years following Termination.

(h)	Incentive Compensation. In addition to the foregoing, Executive shall participate in the Company’s Performance Based Incentive Plan maintained by the Company.

(i)
Bonus: Executive shall receive bonus each year based on the execution of this Agreement. The Parties acknowledge and agree that the Bonus shall be paid based on the performance of the Company each year ending December 31. The Bonus will be a minimum of 15% but not exceed 50% of Annual Salary.

(j)
Salary Deferral: The Company and Executive mutually agree that the Executive shall mutually agree to defer salary up to 75% of annual base compensation of $400,000 based on the working capital needs of the Company. The Parties acknowledge and agree that the Executive will be paid 100% of annual base compensation of $400,000 based on the working capital needs of the Company and as soon as the Company has sufficient working capital to do so. The Parties acknowledge and agree that the Executive will have the option to convert Salary Deferral to restricted common stock based on the working capital of the Company. If the Executive elects to convert Salary Deferral to restricted common stock, the conversion price will be based on the sixty (60) day average closing price of the Company Stock.

(k)
Executive Incentive Bonus Consideration: Executive shall receive $200,000 as an Executive Incentive Bonus Consideration subsequent to execution of this agreement and the successful closing of a capital raise and the successful closing of the Audioeye, Inc. stock purchase transaction. The Parties acknowledge and agree that the Executive Incentive Bonus Consideration shall be paid to the Executive as soon as the Company has sufficient working capital to do so, but in no case later than December 31, 2012 .  The Parties acknowledge and agree that if the Company has insufficient working capital, the Executive will have the option to convert the Executive Incentive Bonus Consideration into restricted common stock. The conversion percentage will be a minimum of 25% but not to exceed 100% of Executive Incentive Bonus Consideration. The conversion price will be based on the one hundred eighty (180) day average closing price of the Company Stock prior to the conversion.

(l)
Expenses Reimbursement: Executive shall receive $96,820 expense reimbursement subsequent to the execution of this Agreement and the successful closing of a capital raise. The Parties acknowledge and agree that the expense reimbursement shall be paid to the Executive as soon as the Company has sufficient working capital to do so, but in no case later than December 31, 2012 . The Parties acknowledge and agree that the Executive will have the option to convert expense reimbursement to restricted common stock based on the working capital of the Company. If the Executive elects to convert expense reimbursement to restricted common stock, the conversion price will be based on the one hundred eighty (180) day average closing price of the Company Stock prior to the conversion.

(m)
Stock Options:  In the event that the Company establishes a Company Stock Option Program (“Stock Option”); the Executive shall be granted a stock option to purchase 2,800,000 shares of the Company’s Common Stock on the date of grant at an exercise price equal to the current fair market value as determined by the Board of Directors.  The Options shall be vest as to 14% of the shares subject to the Option one year from date of the grant and 14% per year for remaining years of the Period of Employment.

(n)
The Company shall pay and the Executive shall receive all unpaid based compensation, business expense reimbursement, and deferred salary as soon as the Company has sufficient working capital to do so, but in no case later than December 31, 2012.

Any act or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done or omitted to be done, by Executive in good faith and in the best interests of the Company and thus shall not be deemed grounds for Termination for Cause.

4.	Confidential Information:

(a)
Executive acknowledges that the law provides the Company with protection for its trade secrets and confidential information. Executive will not disclose, directly or indirectly any of the Company’s confidential business information or confidential technical information to anyone without authorization from the Company’s management. Executive will not use any of the Company’s confidential business information or confidential technical information in any way, either during or after the Employment with the Company, except as required in the course of the Employment.

(b)	Executive will strictly adhere to any obligation that may be owed to former employers insofar as Executive’s use or disclosure of their confidential information is concerned.

(c)
Information will not be deemed part of the confidential information restricted by this Section 4 if Executive can show that: (i) the information was in Executive’s possession or within Executive’s knowledge before the Company disclosed it to Executive; (ii) the information was or became generally known to those who could take economic advantage of it; (iii) Executive obtained the information from a party having the right to disclose it to Executive without violation of any obligation to the Company or (iv) Executive is required to disclose the information pursuant to legal process (e.g. a subpoena), provided that Executive notifies the Company immediately upon receiving or becoming aware of the legal process in question. No combination of information will be deemed to be within any of the four exceptions in the previous sentence, however, whether or not the component parts of the combination are within one or more exceptions, unless the combination itself and its economic value and principles of operation are themselves within such an exception or exceptions.

(d)
All originals and all copies of any drawing, blueprints, manuals, reports, computer programs or data, notebooks, notes, photographs, and other recorded, written or printed matter relating to research, manufacturing operations, or business of the Company made or received by Executive during the Employment are the property of the Company. Upon termination of Employment, whether or not for Cause, Executive will immediately deliver to the Company all property of the Company which may still be in Executives possession. Executive will not remove or assist in removing such property from the Company’s premises under any circumstances either during the Employment or after Termination thereof, except as authorized by the Company’s management.

(e)
For a period of one (1) year after the date of the Termination of the Agreement, Executive will not, either directly or indirectly hire or employ or participate in offering employment to any person who at the time of such Termination or at any time during such one year period following person who at the time of such Termination was an employee of the Company without the prior written consent of the Company.

5.	Ownership of Intellectual Property:

(a)	The Company will be the sole owner of any and all of Executive’s Inventions that are related to the Company’s business, as defined in more detail below.

(b)
For purposes of this Agreement, “Inventions” means all inventions, discoveries, and  improvements (including, without limitation,  any information relating to manufacturing techniques,, processes, formulas, developments or experimental works, work in progress, or business trade secrets), along with any and all other work product relating thereto.

(c)
An Invention is “related to the Company’s business” (“Company-Related Invention”) if it is made, conceived, or reduced to practice by Executive (in whole or in part, either alone or jointly with others, whether or not during regular working hours), whether or not potentially patentable or copyrightable in the U.S. or elsewhere and it either: (i) involves equipment, supplies, facilities, or trade secret information of the Company; (ii) involves the time for which Executive was or is to be compensated by the Company; (iii) relates to the business of the Company or to its actual or demonstrably anticipated research and development; or (iv) results, in whole or in part, from work performed by Executive for the Company.

(d)	Executive will promptly disclose to the Company or its nominee(s), without additional compensation, all Company-Related Inventions.

(e)
Executive will assist the Company, at the Company’s expense, in protecting any intellectual property rights that may be available anywhere in the world for such Company-Related Inventions, including signing U.S. or foreign patent applications, oaths or declarations relating to such patent applications and similar documents.

(f)
To the extent that any Company-Related Invention is eligible under applicable law to be deemed a “work made for hire” or otherwise to be owned automatically by the Company, it will be deemed as such, without additional compensation to Executive. In some jurisdictions, Executive may have a right, title, or interest (“Right,” including without limitation all right, title, and interest arising under patent law, copyright law, trade-secret law, or otherwise, anywhere in the world, including the right to sue for present or past infringement) in certain Company-Related Inventions that cannot be automatically owned by the Company. In that case, if applicable law permits Executive to assign Executive’s Rights(s) in future Company-Related Inventions at this time, then Executive hereby assigns any and all such Right(s) to the Company, without additional compensation to Executive; if no then Executive agrees to assign any and all such Right(s) in any such future Company-Related Inventions to the Company or its nominees(s) upon request, without additional compensation to Executive.

6.	Non-competition:

As a condition to, and in consideration of, the Company’s entering into this Agreement, and giving Executive access to certain confidential and proprietary information, which Executive recognizes is valuable to the Company and, therefore, its protection and maintenance constitutes a legitimate interest to be protected by the provisions of this Section 6 as applied to Executive and other employees similarly situated to Executive, and for ten ($10) other good and valuable consideration, the receipt and sufficiency of which Executive hereby acknowledges, Executive acknowledges and hereby agrees as follows:

(a)	That Executive is and will be engaged in the business of the Company;

(b)
That Executive has occupied a position of trust and confidence with the Company prior to the Effective date and that during such period and the period of Executive’s Employment under this Agreement, Executive has and will become familiar with the Company’s trade secret and with other proprietary and confidential information concerning the Company;

(c)
That the obligation of this Agreement are directly related to the Employment and are necessary to protect the Company’s legitimate business interests; and that the Company’s need for the covenants set forth in this Agreement is based on the following: (i) the substantial time, money and effort expended and to be expended by the Company in developing technical designs, computer program source codes, marketing plans and similar confidential information; (ii) the fact that Executive will be personally entrusted with the Company’s confidential and proprietary information; (iii) the fact that after having access to the Company’s technology and other confidential information, Executive could become a competitor of the Company; and (iv) the highly competitive nature of the Company’s industry, including the premium that competitors of the Company place on acquiring proprietary and competitive information; and

(d)
That for a period commencing on the Effective Date and ending nine (9) months following Termination as provided in Section 11 (a) or 11 (c) and, if and only if, Company has paid in immediately available funds to Executive within two (2) business days of such Termination all earned base compensation, signing bonus, incentive compensation, severance payments and deferred salary owed expenses owed to executive under this agreement and made all business expense reimbursement to Executive. In no event does Executive in any waive his right to all earned based compensation, incentive compensation, signing bonus, severance payments and business expenses reimbursement.  Executive will not, directly or indirectly, serve as employee, agent, consultant, stockholder, director, co-partner, or in any other individual or representative capacity, own operate, manage, control, engage in, invest in or participate in any manner in, act as consultant or advisor to, render services for (alone or in association with any person, firm, corporation or entity), or otherwise assist any person or entity that directly or indirectly engages or proposes to engage in (i) the same, or a substantially similar, type of business as that in which the Company engages; or (ii) the business of distribution or sale of (A) products and services distributed, sold or license by the Company at the time of termination; or (B) products and services proposed at the time of Termination to be distributed, sold or licensed by the Company, anywhere in North America (the “Territory”); The Company acknowledges and agrees that the Executive shall have no obligation to the Company under this Section 6 in the event that the Executive’s employment is terminated pursuant to section 11 (d) or 11 (e); provided however;

(e)
That nothing contained herein shall be construed to prevent Executive from investing in the stock or securities of any competing corporation listed on any recognized national securities exchange or traded in the over the counter market in the United States, but only if (i) such investment is of a totally passive nature and does not involve Executive devoting time to the management or operations of such corporation and Executive is not other wise involved in the business of such corporation; and if (ii) Executive and his associates (as such term is defined in Regulation 14(A) promulgated under the Securities Exchange Act of 1934, as in effect on the Effective Date), collectively, do not own, directly or indirectly, more than an aggregate of ten percent (10%) of the outstanding stock or securities of such corporation.

7.           Legal Fees and Expenses:

In the event of a claim, dispute, lawsuit, arbitration, or other dispute-resolution proceeding between the Company and Executive arising out of or relating to this Agreement, the prevailing party, in the proceeding as a whole and/or in any interim or ancillary proceedings (e.g. opposed motions, including without limitation motions for preliminary or temporary injunctive relief) will be entitled to recover its reasonable attorneys’ fees and expenses unless the our or other forum determines that such a recovery would not serve the interest of justice.

8.           Successors:

(a)
This Agreement shall inure to the benefit of and be binding upon (i) the Company and its successors and assigns; (ii) Executive and Executive’s heirs and legal representatives, except that Executive’s duties and responsibilities under this Agreement are of a personal nature and will not be assignable or delegable in whole or in part; and (iii) Executive Parties as provided in Section 10.

(b)
The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, acquisition or otherwise) to all or substantially all of the business and or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, ‘the company” shall mean Company as hereinbefore defined and any successor to its business and or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

9.	Arbitration:

(a)
Except as set forth in paragraph (b) of this Section 9 or to the extent prohibited by applicable law, any dispute, controversy or claim arising out of or relating to this Agreement will be submitted to binding arbitration before a single arbitrator in accordance with the National Rules for Resolution of Employment Disputes of the American Arbitration Associations in effect on the date of the demand for arbitration.  The arbitration shall take place before a single arbitrator, who sill preferably but not necessarily is a lawyer. Unless otherwise agreed by the parties, the arbitration shall take place in Miami County, Florida. The arbitrator is hereby directed to take all reasonable measures not inconsistent with the interests of justice to expedite, and minimize the cost of, the arbitration proceedings.

(b)
To protect inventions, trade secrets, or other confidential information of Section 4, and or to enforce the non-competition provisions of Section 6, the Company may seek temporary, preliminary and/or permanent injunctive relief in a court of competent jurisdiction, in each case, without waiving its right to arbitration.

(c)
At the request of either party, the arbitrator may take any interim measures he/she deems necessary with respect to the subject matter of the dispute, including measures for the preservation of confidentiality set forth in this Agreement.

(d)	Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.

10.	Indemnification:

(a)
The Company agrees to indemnify and hold harmless Executive, his nominees and/or assigns (a references in this Section 10 to Executive also includes a reference to Executive’s nominees and/or assigns) against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements (incurred in any and all actions, suites, proceedings, and investigations in respect thereof and any expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise), including without limitation, the costs, expenses and disbursement, as and when incurred, of investigating, preparing or defending, any such action, suit, proceeding or investigation that is in any way related to the Executive’s employment with the Company. Such indemnification does not apply to acts performed by Executive which are criminal in nature. The Company also agrees that Executive shall not have any liability (whether direct or indirect, in contract or tort, or otherwise) to the Company, for or in connecting with, the engagement of the Executive under the Agreement, except to the extent that any such liability resulted primarily and directly from Executive’s gross negligence and willful misconduct.

(b)
These indemnification provisions shall be in addition to any liability which the Company may otherwise have to Executive or the persons indemnified below in this sentence and shall extend to the following; the Executive, his affiliated entities, partners, employees, legal counsel, agents, and controlling persons (within the meaning of the federal securities laws), and the officers, directors, employees, legal counsel, agents, and controlling persons of any of them (collectively, “The Executive Parties).

(c)
If any action, suit, proceeding or investigation is commenced, as to which any of the Executive parties propose indemnification under the Agreement, they shall notify the Company with reasonable promptness; provided however, that any failure to so notify the Company shall not relieve the Company from its obligation hereunder.  The Executive Parties shall have the right to retain counsel of their own choice (which shall be reasonable acceptable by the Company) to represent them and the Company shall pay fees, expenses and disbursements of such counsel; and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Company and any counsel designated by the Company. The Company shall be liable for any settlement of any claim against the Executive Parties made with the Company’s written consent, which consent shall not be unreasonably withheld.  The Company shall not, without the prior written consent of the party seeking indemnification, which shall not be reasonably withheld, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise, or consent includes, as unconditional term thereof, the giving by the claimant to the party seeking indemnification of an unconditional release from all liability in respect of such claim.

(d)
The indemnification provided by this Section 10 shall not be deemed exclusive of or to preclude, any other rights to which those seeking indemnification may at any time be entitled under the Company’s Articles of Incorporation, Bylaws, any law, agreement or vote of shareholders or disinterested Directors, or otherwise, or under any policy or policies of insurance purchased and maintained by the Company on behalf of Executive, both as to action in his Employment and as to action in any other capacity.

(e)	Neither Termination nor completion of the Employment shall effect these indemnification provisions which shall then remain operative and in full force and effect.

(f)
The Company agrees to fully indemnify, defend and hold harmless Executive, his heirs, successors and assigns against any and all losses, claims, demands, damages, investigations, audits, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements, including reasonable attorney fees and expenses, with respect to any and all state or federal tax matters, and/or any other matters related to the Executive’s employment with the Company, including the costs and expenses related to investigating, preparing or defending any such matter.

11.	Termination:

This Agreement and the employment relationship created hereby will terminate (i) upon disability or death of Executive under Section 11 (a) or 11 (b); (ii) with cause under Section 11 (c); (iii) for good reason under Section 11 (d); or (iv) without cause under Section 11 (e).

(a)
Disability: Company shall have the right to terminate the employment of Executive under this Agreement for disability in the event Executive suffers an injury, illness, or incapacity of such character as to substantially disable his from performing his duties without reasonable accommodation by Executive hereunder for a period of more than (30) consecutive days upon Company giving at least thirty (30) days written notice of termination.

(b)	Death: This agreement will terminate on the Death of the Executive.

(c)
With Cause:  Company may terminate this Agreement at any time because of, (i) the conviction of Executive of an criminal act or acts constituting a felony; or (ii) Executive’s gross negligence in the performance of his duties hereunder.

(d)	Good Reason. The Executive may terminate his employment for “Good Reason” by giving Company ten (10) days written notice if:

(ii) He is assigned, without his express written consent, any duties material inconsistent with his positions, duties, responsibilities or status with Company as of the date hereof, or a change in his reporting responsibilities or title as in effect as of the date hereof; (ii) his annual compensation is reduced or (iii) Company does not pay an material amount of compensation due hereunder and then fails either to pay such amount within the ten (10) day notice period required for terminate hereunder or to contest in good faith such notice. Further, if such contest is not resolved within thirty (30) days, Company shall submit such dispute to arbitration under Section 9.

(e)	Without Cause: Company may terminate this Agreement without cause.

12.	Obligations of Company Upon Termination:

(a)
In the event of the termination of the Executive’s employment pursuant to Section 11 (a), (b), or (c), Executive will be entitled only to the compensation earned by him hereunder as of the date of such termination (plus life insurance or disability benefits).

(b)
In the event of the termination of Executives employment pursuant to Section 11 (d) or (e), Executive will be entitled to receive as severance pay, an amount equal to $400,000 in addition to all unpaid payments of earned based compensation, immediate vesting of all stock options,  incentive compensation, signing bonus, bonuses under this agreement, in addition to all of the future salary payment and bonus payments through the end of the employment period in one lump sum immediately upon termination and in no event later than ten (10) days following such Termination. In addition, Executive shall also be entitled to receive the full pro-rata portion of any incentive compensation pursuant to Section 3 (i) of this Agreement.

13.	Other Provisions:

(a)
All notices and statements with respect to this Agreement must be in writing. Notices to the Company shall be delivered to he Chairman of the Board or any vice president of the Company. Notices to Executive may be delivered to Executive in person or sent to Executive’s then current mailing address as indicated in the Company’s records.

(b)
This agreement sets for the entire agreement of the parties concerning the subjects covered herein; there are no promises, understandings, representations, or warranties of any kind concerning those subjects except as expressly set forth in this Agreement.

(c)	Any modification of this Agreement must be in writing and signed by all parties; any attempt to modify this Agreement, orally or in writing, not executed by all parties will be void.

(d)
If any provision of this agreement, or its application to anyone or under any circumstances, is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability will not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and will not invalidate or render unenforceable such provision or application in any other jurisdiction.

(e)
This agreement will be governed and interpreted under the laws of the United States of America and the laws of the State of Florida as applied to contracts made and carried out in Florida by residents of Florida.

(f)	No failure on the part of any party to enforce any provisions of this Agreement will act as a waiver of the right to enforce that provision.

(g)	Section headings are for convenience only and shall not define or limit the provisions of this Agreement.

(h)
This Agreement may be executed in several counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts. A copy of this agreement signed by one party and faxed to another party shall be deemed to have been executed and delivered by the signing party as though an original. A photocopy of this Agreement shall be effective as an original for all purposes.

14.	Summary of Terms of Employment:

Effective Date:                                      January 1, 2010

Term & Commitment:                                                Seventy-two Months. Full Time, renewable

Official Position:                                                Chairman and Chief Executive Officer

Salary:                                      $400,000

This Agreement contains provisions requiring binding arbitration of disputes. By signing this Agreement, Executive acknowledges that she (i) has read and understood the entire Agreement; (ii) has received a copy of this Agreement; (iii) has had the opportunity to ask questions and consult counsel or other advisors about its terms; and (iv) agrees to be bound by the Agreement.

CMG HOLDINGS, INC.                                                                      EXECUTIVE

/s/Jim Ennis                                                                                           /s/Alan Morell
JIM ENNIS                                                                                             ALAN MORELL